SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-12g

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Herzog International Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	87-0438447
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5550 South Fort Apache Road, #102 Las Vegas, Nevada 89148
(Address of principal executive offices)

(903)275-8541

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Title of Each Class to be so Registered
100,000,000 Shares Common at par value $.001 USD per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of a “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control SEC 1396 (05-19) number.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.

Business

Engaging in any activity or business not in conflict with the laws of the State of Nevada or any other state, territory or possession of the United States of America, or any foreign country as the Board of Directors may from time to time determine.

NEVADA STATE BUSINESS LICENSE IDENTIFICATION # NV19931105812 Expiration Date 12/31/2022

In accordance with Title 7 of Nevada Revised Statues, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named entity is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.

Valid until the expiration date unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statues.  License is not transferable and is not in lieu of any local business license, permit or registration.

License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which, by law, cannot be waived.

                                                                                                           IN WITNESS WHEROF, I have hereunto set my Hand and

                                                                                                           Affixed the Great Seal of State, at my office on 10/07/2021

                                                                                                           BARBARA K. CEGAVSKE

                                                                                                           Secretary of State

Certificate Number: B202110072054247

You may view this certificate online at https://nvsos.gov

THE STATE OF TEXAS Office of the Secretary of State Certificate of Fact

The undersigned, as Secretary of State of Texas, does hereby certify that the document, Application for Registration for Herzog International Holdings, Inc., (file number 803900724), a NEVADA, USA Foreign For-Profit Corporation, was filed in this office on January 16, 2021.

It is further certified that the entity status in Texas is in existence.

It is further certified that our records indicate TOLEDO GUILLERMO as the designated registered agent for the above named entity an the designated registered office for said entity is in the State of Texas.

                                                                                                 In testimony whereof, I have hereunto signed my name officially

                                                                                               & caused to be impressed hereon the Seal of State at my office in

                                                                                                 Austin, Texas on January 20, 2021.

                                                                                                 Ruth R. Hughs

                                                                                                 Secretary of State

Document: 1021717670004

https://sos.texas.gov

Item 1A	Risk Factors Not applicable
Item 2	Financial Information See Item 15

Item 3	Properties See SEC 8-K Current Report Filed November 4, 1996 https://sec.gov/Archives/edgar/data/853464/0000853464-96-000003.txt
Item 4	Security Ownership of Certain Beneficial Owners and Management Not applicable
Item 5	Directors and Executive Officers Not applicable
Item 6	Executive Compensation Not applicable
Item 7	Certain Relationships and Related Transactions, and Director Independence. Not applicable.
Item 8	Legal Proceedings Not applicable
Item 9	Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters Not applicable
Item 10	Recent Sales of Unregistered Securities Not applicable
Item 11	Description of registrant's Securities to be Registered Not applicable
Item 12	Indemnification of Directors and Officers Not applicable
Item 13

Financial Statements and Supplementary Data

IRS Department of the Treasury Internal Revenue Service, New York 11742-9019

In reply refer to 0152308027 July 20, 2021 XEBEC GALLEON, INC., Texas USA. Verification of Employer Identification Number: 87-0438447 by Ms. Cathy M. Snider, Operations Manager Accounts Management Op 3 https://irs.gov

Item 14	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure Not applicable

Item 15

Financial Statements and Exhibits

INVESTMENT REPORT

October 1, 2021 – October 31, 2021

CASH $22,584.98

Holdings

Stocks

Description

Common Stock

HERZOG INTL HLDGS INC COM    Quantity 600,001.000

Audited by the carrying and clearing firm of NATIONAL FINANCIAL SERVICE LLC., Member NYSE, SIPC.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

HERZOG INTERNATIONAL HOLDINGS, INC.

By:	/s/ Guillermo Toledo
Name:Guillermo Toledo Title:Director Date:November 8, 2021